UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 11, 2018

ARCHROCK, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33666	74-3204509
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

9807 Katy Freeway, Suite 100
Houston, Texas		77024
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (281) 836-8000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 11, 2018, Archrock, Inc. (the “Company”) announced the appointment of Douglas S. Aron as the Company’s Senior Vice President and Chief Financial Officer, effective August 13, 2018.

Mr. Aron, 44, served as Executive Vice President and Chief Financial Officer of HollyFrontier Corporation from July 2011 to March 2017.  Prior to Frontier’s merger with Holly in July 2011, Mr. Aron served Frontier Oil Corporation as Executive Vice President and Chief Financial Officer, from January 2009, as Vice President of Corporate Finance, from May 2005 to December 2008 and as Director of Investor Relations, from March 2001 to May 2005.  Mr. Aron most recently served as Executive Vice President and Chief Financial Officer of Nine Energy Service, Inc. from April to September 2017.  He holds a Bachelor of Journalism from the University of Texas and an MBA from the Jesse H. Jones Graduate School of Business at Rice University.

In connection with his appointment, the Company provided Mr. Aron with an employment letter that provides for an annual base salary of $425,000.  He will participate in the Company’s annual (i) short-term incentive program with a target annual cash bonus of 75% of base salary and (ii) long-term incentive award program with an initial target value of $850,000.  In addition, Mr. Aron will receive a one-time $500,000 equity award consisting of restricted stock vesting ratably on an annual basis over three years, which is expected to be awarded as soon as administratively practicable when his employment commences on August 13, 2018.  Mr. Aron will be eligible to participate in the Company’s employee benefit plans and programs generally available to all employees.  Although Mr. Aron will not have an employment agreement with the Company, effective August 13, 2018, the Company will enter into the following agreements:

•                  An indemnification agreement which requires the Company to indemnify Mr. Aron to the fullest extent permitted under Delaware law against liability that may arise by reason of his service to the Company, and to advance expenses incurred as a result of any proceeding against him as to which he could be indemnified.

•                  A severance benefit agreement which provides that if Mr. Aron’s employment is terminated by the Company without cause he will be eligible to receive severance benefits, and which subjects Mr. Aron to customary restrictive covenants, including confidentiality, non-compete, non-solicitation and non-disparagement.

•                  A change of control agreement which provides for the payment of certain benefits only in the event of a qualifying termination of Mr. Aron’s employment within 18 months of a change of control.

The foregoing description of Mr. Aron’s employment letter is qualified in its entirety by reference to the full text of the letter, which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated by reference.  The foregoing descriptions of the agreements to be entered into with Mr. Aron are qualified in their entirety by the forms of such agreements on file with the SEC, with respect to the indemnification agreement, Exhibit 10.7 to the Current Report on Form 8-K filed on November 5, 2015; with respect to the severance benefit agreement,  Exhibit 10.9 to the Current Report on Form 8-K filed on November 5, 2015, Exhibit 10.3 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 and Exhibit 10.73 to the Annual Report on Form 10-K for the year ended December 31, 2017; and with respect to the change of control agreement, Exhibit 10.2 to this Current Report on Form 8-K, each of which is incorporated herein by reference.

Mr. Aron does not have any family relationship with any member of the Company’s board of directors or any executive officer of the Company. There are no relationships or related transactions between Mr. Aron and the Company that would be required to be reported in this Current Report on Form 8-K.

Item 7.01    Regulation FD Disclosure.

A press release dated July 11, 2018, announcing the appointment of Mr. Aron as Senior Vice President and Chief Financial Officer of the Company is filed as Exhibit 99.1 to this Current Report on Form 8-K.

The information contained in this Item 7.01 to this Current Report on Form 8-K and the exhibit attached hereto pertaining to this item shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information or such exhibits be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. The information set forth in the exhibits to this Current Report on Form 8-K relating to this Item 7.01 shall not be deemed an admission as to the materiality of any information in this report that is required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits.

The following exhibits are furnished as part of this report:

Exhibit Number	Description
10.1	Employment letter

10.2	Form of Change of Control Agreement

99.1	Company press release dated July 11, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized

ARCHROCK, INC.

July 11, 2018	By:	/s/ Stephanie C. Hildebrandt
Stephanie C. Hildebrandt
Senior Vice President, General Counsel and Secretary